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Exhibit (a)(5)(B)

[FORM OF SUMMARY ADVERTISEMENT]

        This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely pursuant to the Offer to Purchase, dated May 26, 2009 (as defined below), and any amendments or supplements thereto, and the related Letter of Transmittal, and any amendments or supplements thereto, and is being made to all holders of Shares. Takeda America (as defined below) and Offeror (as defined below) are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid statute of any jurisdiction. If Takeda America and Offeror become aware of any valid statute of any jurisdiction prohibiting the making of the Offer or the acceptance of the Shares, Takeda America and Offeror will make a good faith effort to comply with that statute of the jurisdiction. If, after a good faith effort, Takeda America and Offeror cannot comply with such statute, Takeda America and Offeror will not make the Offer to, nor accept for payment Shares tendered by or on behalf of, IDM's (as defined below) stockholders in that jurisdiction.

 Notice of Offer to Purchase
All Outstanding Shares of Common Stock
of
IDM Pharma, Inc.
by
Jade Subsidiary Corporation
a wholly owned subsidiary of
Takeda America Holdings,  Inc.
a wholly owned subsidiary of
Takeda Pharmaceutical Company Limited
at
$2.64 Per Share Net to the Seller in Cash

        Jade Subsidiary Corporation ("Offeror"), a Delaware corporation and wholly owned subsidiary of Takeda America Holdings, Inc. ("Takeda America"), which is a New York corporation and wholly owned subsidiary of Takeda Pharmaceutical Company Limited, a corporation organized under the laws of Japan, is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of IDM Pharma, Inc. ("IDM"), at a price of $2.64 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 26, 2009 (the "Offer to Purchase"), and in the related Letter of Transmittal (together with the Offer to Purchase, the "Offer"). All references to the Offer to Purchase, the Letter of Transmittal and the Offer include any amendments or supplements to the Offer to Purchase and the Letter of Transmittal, respectively. The Offer Price will be subject to any required withholding of taxes, and no interest will be paid thereon. Holders of record of Shares who tender their Shares directly to Offeror in the Offer will not be obligated to pay brokerage fees or similar expenses or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the sale of Shares pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should check with those institutions as to whether or not they charge any fee or commission.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF MONDAY, JUNE 22, 2009, UNLESS THE OFFER IS EXTENDED.

        The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares that represents at least a majority of the outstanding Shares on a fully diluted basis (where "on a fully diluted basis" means the number of outstanding Shares, together with the Shares that IDM may be required to issue pursuant to outstanding warrants, options or other obligations under employee stock or similar benefit plans or otherwise, whether or not vested or exercisable). The Offer is also subject to certain other terms and conditions set forth in the Offer to Purchase. See Section 14—"Conditions of the Offer" of the Offer to Purchase.

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 18, 2009 (the "Merger Agreement"), among Takeda America, Offeror and IDM. The Merger Agreement provides that, after the completion of the Offer and the satisfaction or waiver of the conditions to the Merger (as defined below), at the effective time of the Merger (the "Effective Time"), Offeror will merge with and into IDM (the "Merger"). Following the Merger, Offeror's separate corporate existence will cease and IDM will continue as the surviving corporation (the "Surviving Corporation") and a wholly owned subsidiary of Takeda America. If Offeror or Takeda America acquire, together with the Shares owned by any of their respective subsidiaries and affiliates, at least 90% of the outstanding Shares, the Merger Agreement obligates Takeda America to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a stockholders meeting in accordance with Section 253 of the General Corporation Law of the State of Delaware (the "DGCL"). At the Effective Time, by virtue of the Merger and without any action on the part of IDM, Offeror, Takeda America or any holder of Shares, each Share issued and outstanding immediately prior to the Effective Time (other than (1) any Shares held by IDM as treasury stock or owned by Takeda America, Offeror or any subsidiary of IDM, Takeda America or Offeror and (2) any Shares held by a holder who has not voted in favor of or consented to the Merger and who has properly demanded and perfected his, her or its right to be paid the fair value of such Shares ("Appraisal Shares") in accordance with the provisions of Section 262 of the DGCL) will be automatically canceled and converted into the right to receive the Offer Price from the Surviving Corporation. If a holder of Appraisal Shares fails to validly perfect or loses such appraisal rights, then the Appraisal Shares held by the holder will be deemed to have been canceled at the Effective Time, and the holder of those Appraisal Shares will be entitled to receive only the Offer Price (payable without any interest thereon) in respect of his, her or its Shares. See Section 11—"Purpose of the Offer and the Merger; the Merger Agreement; Statutory Requirements; Appraisal Rights; Stockholders' Agreement; 'Going Private' Transactions; Plans for IDM" of the Offer to Purchase.

        The board of directors of IDM has (1) determined that the Merger, the Offer and the Merger Agreement are fair to and in the best interests of IDM and its stockholders, (2) approved the Merger, the Offer and the Merger Agreement and declared their advisability in accordance with the provisions of the DGCL, (3) directed that the Merger Agreement be submitted to the stockholders of IDM for their adoption and resolved to recommend that the stockholders of IDM vote in favor of the adoption of the Merger Agreement, to the extent required by law, (4) to the extent necessary, adopted resolutions having the effect of causing IDM not to be subject to any takeover law or similar law that might otherwise apply to the Merger Agreement, the stockholders' agreement between Takeda America, each of IDM's directors and executive officers and certain other stockholders of IDM (the "Stockholders' Agreement"), the Merger, the Offer or any other transactions contemplated by the Merger Agreement or the Stockholders' Agreement, and (5) recommended that the holders of IDM common stock tender their Shares into and accept the Offer.

        For purposes of the Offer, Offeror will be deemed to have accepted for payment, and purchased, Shares validly tendered and not properly withdrawn, if and when Offeror gives oral or written notice to American Stock Transfer & Trust Company as the depositary for the Offer (the "Depositary") of Offeror's acceptance of the Shares for payment pursuant to the Offer. Offeror's acceptance for payment of Shares validly tendered in the Offer will constitute a binding agreement between Offeror and the tendering stockholder upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms and conditions of such extension or amendment). In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the Offer Price for the Shares with the Depositary, which will act as agent for tendering IDM stockholders for the purpose of receiving the Offer Price from Offeror and transmitting the Offer Price for Shares validly tendered and not properly withdrawn. In all cases, Offeror has agreed to pay for Shares accepted for payment in the Offer only after timely receipt by the Depositary of (1) certificates representing the Shares ("Share Certificates") or timely confirmation of the book-entry transfer of the Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase, (2) the Letter of Transmittal

or a facsimile thereof, properly completed and duly executed, with any required signature guarantees or an Agent's Message, as defined in the Offer to Purchase, in connection with a book-entry transfer, and (3) any other documents that the Letter of Transmittal requires.

        Offeror may not extend the Expiration Date (as defined below) without the consent of IDM other than (1) as required by applicable law, including for any period required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the "SEC"), or its staff, (2) if, on or prior to the Expiration Date, any of the conditions of the Offer (see Section 14—"Conditions of the Offer" of the Offer to Purchase) have not been satisfied or waived, in which event Offeror is required to extend the Offer for one or more periods of up to 10 business days each, until the earlier of the date on which all of the conditions and requirements of the Offer are satisfied or waived or the date on which the Merger Agreement is terminated in accordance with its terms, or (3) in connection with an increase in the Offer Price so as to comply with the applicable rules and regulations of the SEC. In no event may the Offer be extended beyond July 22, 2009 without the prior written consent of IDM. If fewer than 90% of the number of outstanding Shares are accepted for payment pursuant to the Offer (excluding for this purpose as Shares that are tendered for payment pursuant to the Offer any Shares that are tendered in the Offer pursuant to notices of guaranteed delivery) (see Section 3—"Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase) Offeror may, without the consent of IDM, provide a subsequent offering period for the Offer in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") following Offeror's acceptance for payment of Shares in the Offer.

        In addition, IDM has granted Offeror an irrevocable option to purchase, at a per Share price equal to the Offer Price, up to the number of additional Shares sufficient to cause Offeror to own one Share more than 90% of the outstanding Shares on a fully diluted basis. The number of additional Shares that Offeror can purchase under this "top-up option" is limited to the number of authorized but unissued Shares and treasury Shares held by IDM, excluding the number of Shares reserved for issuance pursuant to the exercise of options and warrants. Offeror may exercise this "top-up option" only after the first time at which Offeror accepts for payment and pays for any Shares pursuant to the Offer. See Section 11—"Purpose of the Offer and the Merger; the Merger Agreement; Statutory Requirements; Appraisal Rights; Stockholders' Agreement; 'Going Private' Transactions; Plans for IDM" of the Offer to Purchase.

        Any extension, delay, termination, waiver or amendment of the Offer will be followed promptly by public announcement. The announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. If Offeror extends the Expiration Date, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and subject to the tendering stockholder's right to withdraw the stockholder's Shares. "Expiration Date" means 12:00 midnight, New York City time, at the end of Monday, June 22, 2009, or the latest time and date to which the Offer may be extended.

        Other than during a subsequent offering period, tendering stockholders may withdraw Shares that have been previously tendered in the Offer at any time on or prior to the Expiration Date, and, following such expiration, tendering stockholders may withdraw such Shares at any time unless theretofore accepted for payment as provided in the Offer to Purchase. No withdrawal rights apply to Shares tendered in a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered in the Offer and accepted for payment.

        In order for a withdrawal to be proper and effective, the stockholder must deliver a written or facsimile transmission notice of withdrawal to the Depositary at one of its addresses or fax numbers set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the stockholder's name, the number of Shares that the stockholder wants to withdraw, and (if Share Certificates have been tendered) the name of the registered holder of Shares as shown on the Share Certificate, if different from the stockholder's name. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of Share Certificates, the stockholder must submit the serial numbers shown on the particular Share Certificates evidencing Shares to be withdrawn and an Eligible Institution, as defined in the Offer to Purchase, must Medallion guarantee the signature on the notice of withdrawal, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase, the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the procedures of the Book-Entry Transfer Facility, in which case a notice of withdrawal will be effective and proper if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Stockholders may not rescind a withdrawal of Shares. Any Shares that are properly withdrawn will not be considered as validly tendered for purposes of the Offer, but may be tendered again at any time before the Expiration Date by following any of the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase.

        The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

        IDM has provided Takeda America and Offeror with its stockholder list and security position listings for the purpose of disseminating the Offer to IDM's stockholders. Takeda America and Offeror will mail the Offer to Purchase, the related Letter of Transmittal and, if required, other relevant materials to record holders of Shares, and Takeda America and Offeror will furnish the same materials to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, that are listed as participants in a clearing agency's security position listing, for forwarding to beneficial owners of Shares.

        The Offer to Purchase and the related Letter of Transmittal contain important information that IDM's stockholders should read carefully and consider before making any decision with respect to the Offer.

        Stockholders may direct questions and requests for assistance to The Altman Group, as information agent for the Offer (the "Information Agent") at its address and telephone number set forth below. Stockholders may obtain copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials from the information agent as set forth below, and they will be furnished promptly at Takeda America's expense. Stockholders also may contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer. Offeror will pay all charges and expenses of the Depositary for the Offer and the Information Agent for the Offer, incurred in connection with the Offer. Takeda America will reimburse brokers, dealers, commercial banks, trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding tender offer materials to their customers.

 The Information Agent for the Offer is:

1200 Wall Street West, 3rd Floor
Lyndhurst, NJ 07071
Call Toll-Free: 866-796-7182
Banks and Brokers call: 201-806-7300
Fax: 201-460-0050
Email: reorg@altmangroup.com

May 26, 2009

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  Exhibit (a)(5)(B)
[FORM OF SUMMARY ADVERTISEMENT]
Notice of Offer to Purchase All Outstanding Shares of Common Stock of IDM Pharma, Inc. by Jade Subsidiary Corporation a wholly owned subsidiary of Takeda America Holdings, Inc. a wholly owned subsidiary of Takeda Pharmaceutical Company Limited at $2.64 Per Share Net to the Seller in Cash
The Information Agent for the Offer is
1200 Wall Street West, 3rd Floor Lyndhurst, NJ 07071 Call Toll-Free: 866-796-7182 Banks and Brokers call: 201-806-7300 Fax: 201-460-0050 Email: reorg@altmangroup.com